WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.


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              THIS SCHEDULE CONTAINS SUMMARY FINANCIAL INFORMATION
    EXTRACTED FROM TENNECO CREDIT CORPORATION AND CONSOLIDATED SUBSIDIARIES
                              FINANCIAL STATEMENTS
   AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH FINANCIAL STATEMENTS

            TENNECO CREDIT CORPORATION AND CONSOLIDATED SUBSIDIARIES
                            FINANCIAL DATA SCHEDULE


                                                             (THOUSANDS)
                                                           AS OF SEPTEMBER
                                                           30, 1994 AND FOR
                                                           THE NINE MONTHS
                                                              THEN ENDED
                                                           ----------------
Cash and cash items                                           $        1
Marketable securities                                                  0
Notes and accounts receivable--trade                           1,372,503
Allowances for doubtful accounts                                  (9,938)
Inventory                                                              0
Total current assets                                                   0
Property, plant and equipment                                     69,606
Accumulated depreciation                                         (17,748)
Total assets                                                   1,505,446
Total current liabilities                                              0
Bonds, mortgages and similar debt                                945,436
Preferred stock--mandatory redemption                                  0
Preferred stock--no mandatory redemption                               0
Common stock                                                           1
Other stockholders' equity                                       518,049
Total liabilities and stockholders' equity                     1,505,446
Net sales of tangible products                                         0
Total revenues                                                   123,825
Cost of tangible goods sold                                            0
Total costs and expenses applicable to sales and revenues              0
Other costs and expenses                                         102,311
Provision for doubtful accounts and notes                              0
Interest and amortization of debt discount                        93,773
Income before taxes and other items                               57,078
Income tax expense                                                22,830
Income/loss continuing operations                                 34,248
Discontinued operations                                                0
Extraordinary items                                                    0
Cumulative effect--changes in accounting principles                    0
Net income or loss                                            $   34,248
Earnings per share--primary                                            0
Earnings per share--fully diluted                                      0

